Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated October 5, 2021 to

Pricing Supplement No. 30 and Pricing Supplement No. 31 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 4, 2021 and October 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	76.257%	$381,285	September 15, 2021
$500,000	78.491%	$392,455	September 30, 2021
$600,000	78.865%	$473,190	October 4, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 5, 2021 and October 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	63.659%	$318,295	September 13, 2021
$500,000	64.919%	$324,595	September 23, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$2,600,000.00	72.685%	$1,889,820.00	$175.19(1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$175.19 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$68,226.35 as of the date hereof. After payment of the registration fee for this offering, US$68,051.16 remains available in SEK’s account for future registration fees.